                                                                   EXHIBIT 11.1

                                  KEVCO, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                                             NINE MONTHS ENDED
                                             PRO FORMA         SEPTEMBER 30,
                                        -------------------- --------------------
                                        YEAR ENDED DECEMBER
                                                31,
                                        --------------------          PRO FORMA
                                         1996   1995   1994   1997       1996
                                        ------ ------ ------ -------- -----------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)
Primary earnings
  Net income (1)....................... $8,932 $4,430 $3,396 $  6,084  $  6,744
Shares
  Average number of common shares
   outstanding.........................  5,429  4,395  4,395    6,811     4,395
  Conversion of options issued and
   outstanding.........................    102     49     49      105       439
  Other shares (2).....................    --     502    502      --        264
                                        ------ ------ ------ --------  --------
  Weighted average number of common
   shares outstanding as adjusted......  5,531  4,946  4,946    6,916     5,098
                                        ====== ====== ====== ========  ========
Primary earnings per common share...... $ 1.61 $ 0.90 $ 0.69 $   0.88  $   1.32
                                        ====== ====== ====== ========  ========

  Earnings per share is computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, market price is used to determine the number of common share equivalents.

(1) Net income for the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1996 has been adjusted to reflect a provision for income taxes, which gives effect to the change in the Company's income tax status to a C corporation concurrently with the consummation of the Company's initial public offering. (See Note 1 to the consolidated financial statements of Kevco included in the Prospectus for which this forms an exhibit.)
(2) Amount reflects the assumed issuance of Common Stock at the initial public offering price per share, less underwriting discount, to generate sufficient cash to fund the distribution of undistributed earnings previously taxed at the stockholder lever. (See Note 1 to the consolidated financial statements of Kevco included in the Prospectus for which this forms an exhibit.)